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To The Board of Directors of
Emily Annie, Inc.


                   Re: Emily Annie, Inc.



Boykoff & Bell, P.C., certified public accountants, do hereby consent to the use of our opinion dated March 15, 1997 to Emily Annie, Inc. to be used and filed in connection with the Registration Statement and Prospectus on Form SB-2, as filed with the Securities and Exchange Commission. We also consent to the use of my name under the caption "Experts" in the above-mentioned Registration Statement only and specifically pertaining to the periods which our firm prepared audited financial statements.



Boykoff and Bell, P.C.

Dated: March 15, 1997